Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-82453 of Roberts Realty Investors, Inc. on Form S-3 and in Registration Statement No. 333-138703 of Roberts Realty Investors, Inc. on Form S-8 of our report dated March 1, 2010 appearing in this Annual Report on Form 10-K of Roberts Realty Investors, Inc. for the year ended December 31, 2009.
/s/ REZNICK GROUP, P.C.
Atlanta, Georgia
March 1, 2010